Exhibit 3.9

FORM 51-102F3

MATERIAL CHANGE REPORT

1.	Name and Address of Company

Total Energy Services Inc. (“Total Energy”)

2550, 300-5th Avenue S.W.

Calgary, Alberta T2P 3C4

2.	Date of Material Change

April 7, 2017

3.	News Release

A news release setting out information concerning the material change described herein was issued by Total Energy on April 7, 2017, through the facilities of Marketwired, and filed on April 7, 2017 on the System for Electronic Document Analysis and Retrieval (“SEDAR”).

4.	Summary of Material Change

On April 7, 2017, Total Energy announced that 35,641,916 common shares of Savanna Energy Services Corp. (“Savanna”), representing approximately 30.1% of the total number of outstanding common shares of Savanna (the “Savanna Common Shares”), were validly tendered (and not withdrawn) under Total Energy’s offer, dated December 9, 2016, to purchase all of the outstanding Savanna Common Shares (as amended, the “Offer”) after the expiration of the initial deposit period for the Offer (11:59 p.m. (Pacific Time) on March 24, 2017) and prior to the expiration of the first extension of the Offer (at 12:00 p.m. (Pacific Time) on April 7, 2017).

At 12:00:01 p.m. (Pacific Time) on April 7, 2017, Total Energy took up the 35,641,916 Savanna Common Shares validly tendered to the Offer (and not previously withdrawn) and Total Energy issued an aggregate of 4,633,449 common shares of Total Energy (“Total Common Shares”) and paid $7,128,383.20 in cash, to Computershare Investor Services Inc., the depositary appointed by Total Energy for purposes of the Offer (the “Depositary”), on behalf of the holders of Savanna Common Shares taken-up under the Offer on April 7, 2017.

By notice to the Depositary effective at 12:00 p.m. (Pacific time) on Friday, April 7, 2017, Total Energy extended the period for the tender of additional Savanna Common Shares under the Offer to 12:00 p.m. (Pacific Time) on April 27, 2017.

5.	Full Description of Material Change

5.1	Full Description of Material Change

On April 7, 2017, Total Energy announced that 35,641,916 Savanna Common Shares, representing approximately 30.1% of the total number of outstanding Savanna Common Shares, were validly tendered (and not withdrawn) under the Offer after the expiration of the initial deposit period for the Offer (11:59 p.m. (Pacific Time) on March 24, 2017) and prior to the expiration of the first extension of the Offer (at 12:00 p.m. (Pacific Time) on April 7, 2017).

At 12:00:01 p.m. (Pacific Time) on April 7, 2017, Total Energy took up the 35,641,916 Savanna Common Shares validly tendered to the Offer (and not previously withdrawn) and Total Energy issued an aggregate of 4,633,449 Total Common Shares and paid $7,128,383.20 in cash to the Depositary, on behalf of the holders of Savanna Common Shares taken-up under the Offer on April 7, 2017.

Total Energy previously acquired (at the expiration of the initial deposit period for the Offer (11:59 p.m. (Pacific Time) on March 24, 2017)) 60,952,797 Savanna Common Shares under the Offer, representing approximately 51.6% of the total number of outstanding Savanna Common Shares, and, after giving effect to the subsequent take-up on April 7, 2017, has now taken-up an aggregate of 96,594,713 Savanna Common Shares, representing 81.7% of the total number of outstanding Savanna Common Shares. In addition, Total Energy has acquired an aggregate of 1,355,000 Savanna Common Shares in market transactions since the commencement of the Offer on December 9, 2016.

By notice to the Depositary, effective at 12:00 p.m. (Pacific Time) on Friday, April 7, 2017, Total Energy extended the period for the tender of additional Savanna Common Shares under its Offer to 12:00 p.m. (Pacific Time) on April 27, 2017.

Full details of the extension of the period during which additional Savanna Common Shares may be tendered under the Offer was included in a notice of extension (the “Second Notice of Extension”), which Total Energy filed on SEDAR (under Savanna’s profile), at www.sedar.com, and mailed to registered securityholders of Savanna on April 10, 2017.

The purpose of the Offer is to enable Total Energy to acquire all of the issued and outstanding Savanna Common Shares. Total Energy currently intends to take such action as is necessary (including effecting a subsequent acquisition transaction or compulsory acquisition as contemplated in the Offer documents) to acquire any Savanna Common Shares not tendered to the Offer. Following completion of the Offer and any subsequent acquisition transaction or compulsory acquisition, as applicable, Total Energy intends to cause Savanna to apply to the Toronto Stock Exchange (the “TSX”) to delist the Savanna Common Shares from the TSX and, if permitted by applicable law, cause Savanna to cease to be a reporting issuer (or equivalent) under applicable Canadian securities laws.

5.2	Disclosure for Restructuring Transactions

Not applicable.

6.	Reliance on Subsection 7.1(2) of National Instrument 51-102

Not applicable.

7.	Omitted Information

Not applicable.

8.	Executive Officer

For further information concerning the material change described herein, please contact:

Cam Danyluk

Vice President Legal, General Counsel and Corporate Secretary

Phone: (403) 698-8445

9.	Date of Report

April 12, 2017

Forward-Looking Information Cautionary Statement

This Material Change Report contains certain forward-looking information (referred to herein as “forward-looking statements”). Forward-looking statements are often, but not always, identified by the use of words such as “anticipate”, “believe”, “plan”, “scheduled”, “intend”, “objective”, “continuous”, “ongoing”, “estimate”, “expect”, “may”, “will”, “project”, “should”, or similar words suggesting future events, circumstances or outcomes. In particular, this Material Change Report contains forward-looking information concerning Total Energy’s intentions with respect to Savanna upon successful completion of the Offer.

Forward-looking statements are based upon the opinions and expectations of management of Total Energy as at the effective date of such statements. Although Total Energy believes the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance those expectations will prove to have been correct. Forward-looking statements are subject to certain risks and uncertainties that could cause actual events or outcomes to differ materially from those anticipated or implied by such forward-looking statements. These risks and uncertainties include, but are not limited to, such things as changes in general economic conditions in Canada, the United States and elsewhere, the volatility of prices for oil and natural gas and other commodities, fluctuations in currency and interest rates and fluctuations in market prices for the publicly traded securities of Total Energy and Savanna, non-fulfillment of conditions of the Offer and new laws and regulations (domestic and foreign).

Having regard to the various risk factors, readers should not place undue reliance upon the forward-looking statements in this Material Change Report and such forward-looking statements should not be interpreted or regarded as guarantees of future outcomes.

The forward-looking statements in this Material Change Report are made as of the date hereof and Total Energy undertakes no obligation to update or to revise any of the included forward-looking statements, except as required by applicable securities laws in force in Canada. The forward-looking statements in this Material Change Report are expressly qualified by this cautionary statement.